Exhibit 99.1

October 30, 2007

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Sam Westover President and CEO (801) 365-2800	Michael Halloran Vice President and CFO (801) 365-2854

SONIC INNOVATIONS ANNOUNCES RESULTS FOR THIRD QUARTER 2007

Record Quarterly Sales

Salt Lake City, Utah, October 30, 2007 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for the third quarter 2007. Net sales for the third quarter 2007 of $30.8 million were up 19.0% over the $25.9 million for the third quarter of 2006. The auditory testing equipment division was sold in February 2007 and has been reflected as a discontinued operation.

North American sales of $12.6 million in the third quarter 2007 increased 28.5% from $9.8 million in the third quarter of 2006. European sales of $11.5 million in the third quarter 2007 increased 13.8% from $10.1 million in the third quarter 2006. Rest-of-world sales of $6.7 million in the third quarter 2007 were up 12.4% from 2006.

Gross profit was $19.3 million in the third quarter 2007, up 28.4%, from the same period in 2006. Gross margin of 62.7% in the third quarter 2007 was up from the third quarter of 2006 level of 58.2% as a result of cost reductions in manufacturing, distribution activities, lower warranty costs and reduced returns.

Selling, general and administrative expense increased from $13.3 million in the third quarter 2006 to $17.0 million in the third quarter 2007 due to the costs of integrating and expanding distribution channels, increased spending on marketing and selling initiatives, and litigation costs and severance. Research and development expense in the third quarter 2007 of $2.1 million was up $0.1 million, or 5.9%, from $2.0 million in the prior year, primarily due to increased expenses relating to the development of our Velocity product line.

The Company recorded $973,000 of expenses during the third quarter related to settlement of a patent infringement lawsuit and associated legal costs. While these costs had a material effect on the Company’s results of operations for the third quarter of 2007, the Company believes that the settlement was in the Company’s best interest. The Company also reduced a previously recorded liability by approximately $365,000 as a result of an anticipated settlement of an appealed lawsuit.

Sam Westover, President and CEO, stated, “We are pleased with our record sales for the quarter and our earnings improvements. We were able to absorb nearly a million dollars of legal costs and still generate a 400% increase in year-to-date pre-tax income. We look forward to continuing revenue and earnings growth in the fourth quarter.”

Income from continuing operations for the quarter was $0.5 million, up $0.9 million from the loss from continuing operations of $0.4 million from the third quarter 2006. Net income improved from $0.8 million loss in the third quarter of 2006 to a gain of $0.5 million this year. Year-to-date income before income taxes improved 419% over the prior year.

As of September 30, 2007, Sonic Innovations had cash and marketable securities of $22.9 million and a line of credit of $6.0 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release may contain “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: revenue growth and improved profitability for the fourth quarter; we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, particularly in Germany and Australia, which expose us to a variety of risks including government reimbursement, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The Company will host a teleconference call in connection with this release on Tuesday, October 30, 2007 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (866) 277-1182, or (617) 597-5359 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please dial (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter passcode 77576447 (available through November 5, 2007), or access the playback through our website.

SONIC INNOVATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net sales	$30,779	$25,863	$90,215	$76,786
Cost of sales	11,473	10,822	33,768	33,215

Gross profit	19,306	15,041	56,447	43,571
Selling, general and administrative expense	17,013	13,269	49,246	38,259
Research and development expense	2,108	1,991	6,572	5,812

Operating income (loss)	185	(219)	629	(500)
Other income, net	391	234	711	758

Income before income taxes	576	15	1,340	258
Provision for income taxes	95	409	641	496

Income (loss) from continuing operations	481	(394)	699	(238)
Loss from discontinued operations, net of income taxes	—	(364)	(81)	(1,785)

Net income (loss)	$481	$(758)	$618	$(2,023)

Basic income (loss) per common share:
Continuing operations	$0.02	$(0.02)	$0.03	$(0.01)
Discontinued operations	—	(0.01)	(0.01)	(0.08)

Net income (loss)	$0.02	$(0.03)	$0.02	$(0.09)

Diluted income (loss) per common share:
Continuing operations	$0.02	$(0.02)	$0.03	$(0.01)
Discontinued operations	—	(0.01)	(0.01)	(0.08)

Net income (loss)	$0.02	$(0.03)	$0.02	$(0.09)

Basic weighted average number of common shares outstanding	26,721	24,003	26,436	22,665

Diluted weighted average number of common shares outstanding	27,726	24,003	27,492	22,665

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
Assets:
Cash and marketable securities	$22,871	$26,452
Accounts receivable	22,085	18,932
Inventories	12,688	10,475
Property and equipment	8,775	8,265
Goodwill and intangibles	49,101	36,812
Assets held for sale	—	2,584
Other	6,529	4,801

Total assets	$122,049	$108,321

Liabilities:
Accounts payable and accrued liabilities	$27,711	$26,758
Loans payable	9,498	6,423
Deferred revenue	9,751	8,011
Liabilities associated with assets held for sale	—	1,225

Total liabilities	46,960	42,417
Shareholders’ equity:
Common stock	28	27
Additional paid-in capital	139,274	134,464
Accumulated deficit	(71,367)	(71,985)
Other	7,154	3,398

Total shareholders’ equity	75,089	65,904

Total liabilities and shareholders’ equity	$122,049	$108,321

Sonic Innovations, Inc.

Consolidated Statement of Net Sales Information

(In thousands)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Hearing aids:
North America	$12,578	$9,791	$35,314	$30,974
Europe	11,527	10,132	36,957	29,569
Rest-of-world	6,674	5,940	17,944	16,243

Total	$30,779	$25,863	$90,215	$76,786

Discontinued operations	$—	$602	$325	$2,662